EXHIBIT 10.25

EXTENSION AGREEMENT

Reference is made to that certain Separation Agreement and Release (the “Separation Agreement”) dated as of October 23, 2003, by and between Global Power Equipment Group Inc. (“Employer”) and the undersigned (“Employee”). Unless the context otherwise requires, capitalized terms used herein have the respective meanings ascribed to them in the Separation Agreement.

Pursuant to Section 4 of the Separation Agreement, Employee hereby agrees as follows effective as of the Retirement Date: (a) the expiration date of the exercise period for all outstanding stock options granted to Employee under the 2000 Plan and 2001 Plan shall be extended to the first anniversary of the Retirement Date, (b) the vesting of all unvested options under the 2001 Plan shall be accelerated, and (c) all Non-Qualified Stock Option Agreement(s) with respect to all outstanding stock options granted to Employee under the 2000 Plan and the 2001 Plan shall be deemed to have been amended accordingly.

Employee hereby acknowledges that he has been advised by Employer that (a) there is a risk that the extension of the stock option exercise period pursuant hereto may have adverse federal, state and/or local income tax consequences to Employee as of the Retirement Date, instead of only upon any exercise by him of the relevant stock options, and (b) he should seek the advice of his tax advisor or accountant prior to any execution by him of this Extension Agreement.

Employee hereby agrees to indemnify, defend and hold harmless Employer and its affiliates from any liability associated with federal, state and/or local income tax withholding and employment tax withholding in respect of Employee or his transferees (including all interest, penalties and additions to tax with respect thereto) resulting from the amendments effected by this Extension Agreement, it being understood that the foregoing indemnification does not extend to withholding obligations arising on account of the exercise of any stock option.

IN WITNESS WHEREOF, Employee has executed this Extension Agreement as of December 12, 2003.

/s/ Michael H. Hackner
Michael H. Hackner